Exhibit 10.44
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), by and between Doma Holdings, Inc., a Delaware corporation (the “Company”) and Hasan Rizvi (the “Executive”), is made as of May 1, 2021. Defined terms used herein and not otherwise defined in their context have the meanings set forth in Section 7.

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to be employed by the Company, on the terms and conditions hereinafter set forth in this Agreement; and
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1.Employment at will. The Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement be construed as providing the Executive with a definite term of employment.
2.Position.
(a)The Executive shall be employed as the Chief Technology Officer of the Company and shall have such duties and responsibilities as are consistent with such position and as may be assigned to the Executive from time to time by the Company.
(b)The Executive shall devote all of the Executive’s business time and best efforts to the performance of the Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict with the rendition of the Executive’s services hereunder either directly or indirectly. It is acknowledged, however, that the Executive (i) may serve on the board of directors of for-profit companies but only with approval of the Board or on the board of directors or trustees for charitable or not for profit entities as approved by the Chief Executive Officer and (ii) may engage in other civic, charitable and trade association activities, in each case, so long as such activities do not violate Section 6 of this Agreement and do not interfere with the performance of the Executive’s duties for the Company, which may be updated from time to time with the approval of the Board.
(c)The Executive represents and warrants to the Company that the Executive is free to accept employment with the Company, and that the Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with the Executive’s acceptance of the Executive’s obligations hereunder or the exercise of the Executive’s best efforts in the performance of the Executive’s duties hereunder.
3.Compensation and Benefits.
(a)Base Salary. The Company shall pay the Executive an annual base salary (the “Base Salary”) at the initial annual rate of $360,000, payable in regular installments in accordance with the Company’s usual payment practices and subject to annual review by the Board of directors of the parent holding company of the Company (such parent holding company, “Parent” and such board of directors, (the “Board”) or the compensation committee of the Board (the “Compensation Committee”).
(b)Bonuses. For each calendar year during which the Executive is employed by the Company, the Executive will be eligible for an annual bonus (“Annual Bonus”) pursuant to the Company’s annual bonus plan applicable to similarly situated senior executives of the Company, as in effect from time to time (the “Bonus Plan”). The Executive’s target annual bonus amount will be 100% of Base Salary (the “Target Bonus”). The actual amount of the Annual Bonus shall be determined based on achievement of performance criteria established by the Board or the Compensation Committee. The Annual Bonus, if any, earned for any fiscal year shall be paid in cash as soon as practicable following the completion of the Company’s fiscal year, and in any event no later than March 15 of the calendar year after the year to which such bonus relates, or at other such time as provided under the Bonus Plan. In order to receive an Annual Bonus for any fiscal year, the Executive must be employed by the Company at the time of payment of such Annual Bonus, unless otherwise provided herein or in the Bonus Plan.
(c)Equity Grants. Beginning in 2022, or if later, the first full fiscal year during which the Company is a publicly traded company, the Executive will be eligible to receive equity incentive awards pursuant to the terms of Parent’s 2021 Equity Incentive Plan, or any other equity incentive plan established by Parent or the Company from time to time (the “Equity Incentive Plan”). Subject to the terms of the Equity Incentive Plan, the equity awards will be awarded at the discretion of the Board or the Compensation Committee. Beginning in 2022, or if later, the first full year during which the Company is a publicly traded company, subject to the Executive’s continuous employment through the grant date, the Executive will be eligible for an annual long-term incentive award under the Equity Incentive Plan, in accordance with the Company’s normal annual equity grant practices, with an intended target grant date fair value of $1,100,000; provided, however, that the Board or the Compensation Committee may make changes at any time to the Company’s long-term incentive program, the Equity Incentive Plan and the award allocations to participants.
(d)Employee Benefits. The Executive will be eligible to participate in employee benefit plans consistent with other similarly situated senior executives of the Company, including the reimbursement of reasonable and documented business expenses. Notwithstanding the foregoing, the Executive’s benefits package may be subject to change from time to time to the extent that the Company updates, amends or otherwise modifies benefits provided to its employees generally from time to time.
(e)Clawback Provision. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
4.Termination of Employment.
(a)General. The Executive’s employment may be terminated by the Company for any reason, with or without Cause, and by the Executive with 30 days’ notice with or without

Good Reason. During the Term, the Executive will be entitled to participate in the Company’s Executive Severance Plan, as in effect and as amended from time to time (the “Executive Severance Plan”).
(b)Without Cause or for Good Reason in Connection with a Change in Control. If the Executive’s employment hereunder is terminated by the Company without Cause (as defined in the Executive Severance Plan) or by the Executive for Good Reason (as defined in the Executive Severance Plan), in each case, within 12 months following a Change in Control , then, subject to the Executive’s execution of (and the expiration of any revocation period) of a release of claims against the Company in a form to be provided by the Company within 60 days following the Executive’s termination of employment, in addition to any payments or benefits that the Executive may be entitled to under the Executive Severance Plan, all equity awards issued to and held by the Executive, including any awards issued under the Equity Incentive Plan or any successor plan, shall accelerate and become vested and exercisable as of the date of such termination, unless the award agreement related thereto specifically provides that this Section 4(b) of this Agreement does not apply.
(c)Resignation from All Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall immediately resign from any and all other positions or committees that the Executive holds or is a member of with the Company, Parent and any of their subsidiaries or affiliates, including as an officer or director and shall, in the absence of further action, be deemed to have so resigned from all such positions.
5. 280G. If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to the Executive (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by the Executive), either alone or together with any other payments which the Executive is entitled to receive from the Company or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such payments shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts the Executive would receive without any such reduction (the “Unreduced Amounts”), after taking into account both income  taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, the Executive will instead receive the Unreduced Amounts. Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced. Any determinations pursuant to this Section 5 shall be made by the Board or Compensation Committee.
6.Restrictive Covenants.
(a)Non-Disclosure.
(i)The Executive agrees and covenants to (A) treat all Confidential Information as strictly confidential and (B) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after the Executive’s employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company or has become public knowledge through no direct or indirect fault of the Executive or any person acting on the Executive’s behalf.
(ii)The Executive agrees that on termination of the Executive’s employment with the Company for any reason, the Executive shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company. The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any tradenames, trademark or other proprietary business designation used or owned in connection with the business of the Company. For the avoidance of doubt, the Executive understands that the Executive’s obligations under this Agreement with regard to Confidential Information commences immediately on the Executive’s first having access to such Confidential Information (including during employment with the Company prior to the Effective Date) and shall continue during and after the Executive’s employment with the Company until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of the Executive or any person acting on the Executive’s behalf.
(iii)Set forth in Exhibit A (Prior Inventions) attached hereto is a complete list of all inventions that the Executive has, alone or jointly with others, conceived, developed created or reduced to practice prior to the commencement of the Executive’s employment with the Company, that are the Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive shall not list such Prior Inventions in Exhibit A but will only disclose a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit A, the Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of the Executive’s employment with the Company, the Executive incorporates any Prior Invention into any Company product, process or machine or otherwise use any Prior Invention, the Executive hereby grants to the Company a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.
(iv)The Executive agrees that the Executive shall promptly disclose to the Company all Proprietary Information. All Proprietary Information shall be the sole and exclusive property of the Company. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Proprietary Information shall be deemed a “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101) and other similar applicable laws), and are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Proprietary Information, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. If the principle work location of the Executive is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding the Executive’s assignment of Proprietary Information to the Company do not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state and the Executive hereby acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes. To the extent permissible under applicable law, the Executive hereby waives and agrees never to assert any rights that the Executive may have to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar rights existing under the applicable law of any jurisdiction. The Executive’s obligation to the Company relative to the disclosure of Proprietary Information shall continue beyond termination of the Executive’s employment, and the Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to apply for, obtain, perfect, record, protect and use its right to Proprietary Information.
(v)Without limiting the generality of the foregoing, nothing in this Agreement precludes or otherwise limits the Executive’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information. The Company may not retaliate against the Executive for any of these activities.
(vi)Pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
(b)Non-Disparagement. The Executive agrees that at no time during the Executive’s employment with the Company or any time thereafter, shall the Executive, make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of their respective directors, officers, shareholders or employees. The Company agrees that during the Executive’s employment with the Company and thereafter, it shall instruct its directors and officers not to make, or cause or assist any other person or entity to make, any public statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive.
(c)Non-Competition and Non-Solicitation. While employed by the Company and for 12 months after termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive agrees not to, directly or indirectly, in the United States or elsewhere where the any member of the Company Group (as defined below) is engaged in business, on such person’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person):
(i)engage in, own, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business or activity that competes, directly or indirectly, with the business of the Company Group (a “Competitive Business”);
(ii)solicit, divert or attempt to solicit or divert any person who as of the date of the Executive’s termination of employment is or was, within the one-year period prior to such date, a customer, client, supplier or other business relationship of any member of the Company Group, or within the one-year period prior to such date, was solicited to become a customer, client, supplier or other business relationship of any member of the Company Group (each, a “Company Customer”), for the purpose of attempting to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with any member of the Company Group; or
(iii)hire, employ, engage or solicit for employment or services any officer, employee or consultant of any member of the Company Group as of the date of termination of the Executive’s employment or at any time in the 12 months prior to the

Executive’s termination of employment, in each case until the date that is 12 months after the date on which such officer, employee or consultant ceases to be employed by any member of the Company Group, or encourage or induce any such individual to leave his or her employment or service relationship with any member of the Company Group; provided that the term “solicit for employment or services” as used in this clause (iv) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.
Notwithstanding the foregoing, if the Executive’s principal place of employment is in the State of California, this Section 6(c) shall not apply for any period following the Executive’s termination of employment for any reason.
(d)Reformation; Specific Performance.
(i)If any provision of this Section 6 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and the Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.
(ii)The Executive acknowledges that a material part of the inducement for the Company to provide the compensation and benefits provided herein are the Executive’s covenants set forth in this Section 6, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that, if the Executive breaches any of such covenants during or following termination of the Executive’s employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining the Executive from committing any violation of such covenants, and the Company shall have no further obligations to pay the Executive any compensation or benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.
7.Definitions.
(a)“Company Group” means the Company, Parent or any of their subsidiaries or affiliates.
(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated thereunder.
(c)“Confidential Information” means any information pertaining to the business and operations of any member of the Company Group that is not generally available to the public and that is used, developed, or obtained by any member of the Company in connection with its business, including any Proprietary Information and (a) financial information and projections, (b) business strategies, (c) products or services, (d)

fees, costs and pricing structures, (e) designs, (f) analysis, (g) drawings, photographs and reports, (h) computer software, including operating systems, applications and program listings, (i) flow charts, manuals and documentation, (j) data bases, (k) accounting and business methods, (l) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (m) patients, customers and clients and patient, customer or client lists, (n) copyrightable works, (o) all technology and trade secrets, and (p) all similar and related information in whatever form.
(d)“Equity Incentive Plan” means the Doma Holdings, Inc. Omnibus Incentive Plan.
(e) “Proprietary Information” means any and all information, inventions, discoveries, concepts, works, materials, processes, methods, data, software, programs, apparatus, designs, patents, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction (and all registrations and applications for registration of, and all goodwill associated with, any of the foregoing) generated, conceived or first reduced to practice by the Executive alone or in conjunction with others, during or after working hours, while in the employ or while rendering services to any member of the Company Group or prior to commencing employment with any member of the Company Group; provided, however, that Proprietary Information shall not include Prior Inventions.
(f) “Section 409A” shall mean Section 409A of the Code and the rules and regulations promulgated thereunder.
8.Code Section 409A.
(a)This Agreement is intended to meet the requirements of Section 409A with respect to amounts subject thereto and shall be interpreted and construed consistent with that intent. If any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company and the Executive agree to negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Section 409A; provided that no such amendment shall increase the total compensation expense of the Company under this Agreement.
(b)Notwithstanding anything in this Agreement to the contrary:
(i)if, at the time of termination of the Executive’s employment hereunder, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A, then (x) only to the extent necessary to comply with the requirements of Section 409A, any payments to which the Executive is entitled under this Agreement in connection with such termination that are subject to Section 409A (and not otherwise exempt from its application) that constitute “nonqualified deferred compensation” for purposes of Section 409A shall be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (y) on the Delayed Payment Date, the Executive shall receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to the Executive prior to the Delayed Payment Date and (z) following the Delayed Payment Date, the Executive shall receive the payments otherwise due to the Executive accordance with the payment terms and schedule set forth herein;

(ii)with respect to a payment of “nonqualified deferred compensation” (as defined in Section 409A) triggered by a termination of employment, a termination of employment shall be deemed not to have occurred until such time as the Executive incurs a “separation from service” with the Company in accordance with Section 409A;
(iii)for purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment; and
(iv)no expenses eligible for reimbursement, or in-kind benefits provided, to the Executive under this Agreement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or in-kind benefits shall be subject to liquidation or exchange for any other benefit.
9.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the services of the Executive to the Company in all capacities and supersedes any and all prior understandings, agreements or correspondence between the Executive and the Company or any of its affiliates. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.
(c)No Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.
(d)Severability. If any of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, executives, personal and legal representatives, successors and assigns. Any provision of this Agreement that by its terms requires performance after the Term expires shall survive the expiration of the Term in accordance with the terms of such provision. The Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement without the prior written consent of the Company.

This Agreement may be assigned by the Company to any successor in interest to substantially all of the stock, assets or business operations of the Company.
(f)Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by electronic mail, by overnight courier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective address set forth below, except that notice of change of address shall be effective only on receipt. Notices shall be effective (i) upon delivery if by hand, (ii) on the date of transmission if by confirmed electronic mail, (iii) on the next business day if by overnight courier and (iv) on the third day after mailing if by mail.
If to the Executive, to the current address listed in the Company’s records.

If to the Company:
101 Mission St.
Suite 740
San Francisco, CA 94105
Attention: Executive Compensation
Email: compensation@statestitle.com
with a copy to:
101 Mission St.
Suite 740
San Francisco, CA 94105
Attention: Chief People Officer
Email: jjenkins@statestitle.com

(g)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.
(h)Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
[Signature page follows]

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Hasan Rizvi
/s/ Hasan Rizvi

Doma Holdings, Inc.
By:	/s/ Maxwell Simkoff
Name: Title:	Maxwell Simkoff Chief Executive Officer

Exhibit A

Prior Inventions

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